Exhibit 99.1

Unicycive Therapeutics Provides Regulatory Update on Lanthanum Dioxycarbonate Program

LOS ALTOS, California, June 29, 2023 -- Unicycive Therapeutics, Inc. (Nasdaq: UNCY), a clinical-stage biotechnology company developing therapies for patients with kidney disease (the “Company or “Unicycive”), today provided an update based on recent interactions with the U.S. Food and Drug Administration (FDA or Agency) concerning the Company’s New Drug Application (NDA) for lanthanum dioxycarbonate (LDC), previously known as Renazorb. LDC is an investigational new drug being developed for the treatment of hyperphosphatemia in chronic kidney disease patients on dialysis.

In preparation for its anticipated NDA filing for LDC, the Company requested a pre-NDA meeting with the FDA to align on the contents of the NDA. As previously noted, the Agency had requested a 6-month toxicity study in mice comparing LDC and lanthanum carbonate (LC), the drug substance in Fosrenol®, the Reference Listed Drug for the 505(b)(2) regulatory pathway. The study report was submitted to the Agency as part of the pre-NDA meeting package showing that there was no evidence of any gastrointestinal (GI) neoplasms for either LC- or LDC-dosed mice. However, upon review of the study report, the Agency pointed out that although the GI adverse findings observed with LDC are qualitatively similar to lanthanum carbonate, there were quantitative differences.

Based on the review of this information, the FDA has asked the Company to provide additional information, including risk assessment and clinical data, to evaluate the tolerability of LDC in patients with chronic kidney disease on dialysis. The Company requested a follow-up meeting with the FDA to discuss its additional requests.

“We will work diligently to gain alignment with the FDA on the additional data requirements and plan to provide further updates regarding the program in the third quarter of this year,” stated Shalabh Gupta, MD, CEO of Unicycive. “We remain undeterred in our enthusiasm for the potential best-in-class profile of LDC and are dedicated to bringing this important new treatment option to patients as soon as possible.”

Unicycive is seeking FDA approval of LDC via the 505(b)(2) regulatory pathway. As part of the clinical development program, two clinical studies were conducted in over 100 healthy volunteers. The first study was a dose-ranging Phase I study to determine safety and tolerability. The second study was a randomized, open-label, two-way crossover bioequivalence study to establish pharmacodynamic bioequivalence between LDC and Fosrenol. Based on the topline results of the bioequivalence study, pharmacodynamic (PD) bioequivalence of lanthanum dioxycarbonate to Fosrenol was established.

About Hyperphosphatemia

Hyperphosphatemia is a serious medical condition that occurs in nearly all patients with End Stage Renal Disease (ESRD). If left untreated, hyperphosphatemia leads to secondary hyperparathyroidism (SHPT), which then results in renal osteodystrophy (a condition similar to osteoporosis and associated with significant bone disease, fractures and bone pain); cardiovascular disease with associated hardening of arteries and atherosclerosis (due to deposition of excess calcium-phosphorus complexes in soft tissue). Importantly, hyperphosphatemia is independently associated with increased mortality for patients with chronic kidney disease on dialysis. Based on available clinical data to date, over 80% of patients show signs of cardiovascular calcification by the time they become dependent on dialysis.

Dialysis patients are already at an increased risk for cardiovascular disease (because of underlying diseases such as diabetes and hypertension), and hyperphosphatemia further exacerbates this. Treatment of hyperphosphatemia is aimed at lowering serum phosphate levels via two means: (1) restricting dietary phosphorus intake; and (2) using, on a daily basis, and with each meal, oral phosphate binding drugs that facilitate fecal elimination of dietary phosphate rather than its absorption from the gastrointestinal tract into the bloodstream.

About Lanthanum Dioxycarbonate (LDC)

Lanthanum dioxycarbonate is a next-generation lanthanum-based phosphate binding agent utilizing proprietary nanoparticle technology being developed for the treatment of hyperphosphatemia in patients with chronic kidney disease (CKD). LDC has over forty issued and granted patents globally. Its potential best-in-class profile may have meaningful patient adherence benefits over currently available treatment options as it requires a lower pill burden for patients in terms of number and size of pills per does that are swallowed instead of chewed. Based on a survey conducted in 2022, Nephrologists stated that the greatest unmet need in the treatment of hyperphosphatemia with phosphate binders is a lower pill burden and better patient compliance.1 The global market opportunity for treating hyperphosphatemia is projected to be in excess of $2.5 billion in 2023, with the United States accounting for more than $1 billion of that total. Despite the availability of several FDA-cleared medications, 75 percent of U.S. dialysis patients fail to achieve the target phosphorus levels recommended by published medical guidelines.

About Unicycive Therapeutics

Unicycive Therapeutics is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead drug candidate, lanthanum dioxycarbonate (LDC), is a novel investigational phosphate binding agent being developed for the treatment of hyperphosphatemia in chronic kidney disease patients on dialysis. UNI-494 is a patent-protected new chemical entity in late preclinical development for the treatment of acute kidney injury. For more information, please visit www.unicycive.com.

Fosrenol® is a registered trademark of Shire International Licensing BV.

Forward-looking statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Unicycive’s expectations, strategy, plans or intentions. These forward-looking statements are based on Unicycive’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, which could seriously harm our financial condition and increase our costs and expenses; dependence on key personnel; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Unicycive’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Unicycive specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

ir@unicycive.com

(650) 900-5470

SOURCE: Unicycive Therapeutics, Inc.

[1]	Reason Research, LLC 2022 survey. Results here.